AMENDED AND RESTATED ARTICLES OF INCORPORATION
                               OF
                         SUNRISE EXPRESS

The undersigned, for the purposes of association to establish a corporation for the transaction of business, and the promotion and conduct of the object and purposes hereinafter stated, under the provisions of and subject to the requirement's of Chapter 78 Nevada Revised Statutes, does make, record and file these Articles Of Incorporation ,in writing, and does hereby certify:

                                I

The name of the corporation shall be SUNRISE EXPRESS

                               II

The principal office and place of business of the corporation shall be 4600 South Eastern, Suite 102, Las Vegas, Clark County, NV 89110, and that the Resident Agent in charge of said office shall be Vazquez & Associates, Inc. Article II is hereby amended to read as follows:

                               III

This corporation may engage in any lawful activity.

                               IV

1. Classes and Number of Shares. The total number of shares of all classes of stock, which the corporation shall have authority to issue is Fifty Million (50,000,000), consisting of Fifty Million (50,000,000) shares of Common Stock, par value of $0.001 per share (The "Common Stock")

2.   Powers and Rights of Common Stock

     (a) Preemptive Right. No shareholders of the Corporation holding common stock shall have any preemptive or other right to subscribe for any additional un-issued or treasury shares of stock or for other securities of any class, or for rights, warrants or options to purchase stock, or for scrip, or for securities of any kind convertible into stock or carrying stock purchase warrants or privileges unless so authorized by the Corporation;

     (b) Voting Rights and Powers. With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of the Common Stock shall be entitled to cast thereon one (1) vote in person or by proxy for each share of the Common Stock standing in his/her name;

     (c)  Dividends and Distributions

          (i) Cash Dividends. Holders of Common Stock shall be entitled to receive such cash dividends as may be declared thereon by the Board of Directors from time to time out of assets of funds of the Corporation legally available therefor;

          (ii) Other Dividends and Distributions. The Board of Directors may issue shares of the Common Stock in the form of a distribution or distributions pursuant to a stock dividend or split-up of the shares of the Common Stock;

          (iii) Other Rights. Except as otherwise required by the Nevada Revised Statutes and as may otherwise be provided in these Articles of Incorporation, each share of the Common Stock shall have identical powers, preferences and rights, including rights in liquidation;

3. Issuance of the Common Stock and the Preferred Stock. The Board of Directors of the Corporation may from time to time authorize by resolution the issuance of any or all shares of the Common Stock herein authorized in accordance with the terms and conditions set forth in these Articles of Incorporation for such purposes, in such amounts, to such persons, corporations, or entities, for such consideration as the Board of Directors in its discretion may determine and without any vote or other action by the stockholders, except as otherwise required by law. The Board of Directors, from time to time, also may authorize, by resolution, options, warrants and other rights convertible into Common stock (collectively "securities.") The securities must be issued for such consideration, including cash, property, or services, as the Board or Directors may deem appropriate, subject to the requirement that the value of such consideration be no less than the par value if the shares issued. Any shares issued for which the consideration so fixed has been paid or delivered shall be fully paid stock and the holder of such shares shall not be liable for any further call or assessment or any other payment thereon, provided that the actual value of such consideration is not less that the par value of the shares so issued. The Board of Directors may issue shares of the Common Stock in the form of a distribution or distributions pursuant to a stock divided or split-up of the shares of the Common Stock only to the then holders of the outstanding shares of the Common Stock.

4.     Cumulative  Voting.  Except  as  otherwise   required   by
applicable law, there shall be no cumulative voting on any matter brought to a vote of stockholders of the Corporation.

                                V

Any and all shares issued by the Corporation, the fixed consideration for which has been paid or delivered, shall be deemed fully-paid stock and not liable-for any further call or assessment thereon, and the holders of such stock shall not be liable for any further assessments, nor shall the private property of the shareholders, officers or directors be subject to the payment of corporate debts or obligations to any extent whatsoever.

                               VI

The members of the governing board shall be styled "Directors". The Board of Directors shall consist of not less than one nor more than nine members. At all elections of Directors of the Corporation each holder of stock possessing voting power shall be entitled to as many votes as shall equal the number of his shares of stock multiplied by the number of Directors to be elected, and that he may cast all of such votes for a single Director or may distribute them among the number to be voted for, or any two or more of them, as he may see fit.

The name and post office address of the first Board of Directors, which may consist of one to three members as evidenced by signature, and of the Incorporator signing these Articles of Incorporation, follow.

           FIRST BOARD OF DIRECTORS AND INCORPORATORS

       Name                        Post Office Address
       HOYT SIBLEY                 516 S. Fourth St., Las Vegas,
       NV 89101

                               VII

That this Corporation shall have perpetual existence.

                              VIII

That these Articles may be amended by the Directors and the Stockholders in the manner provided by law.